The State of Texas

                               Secretary of State

                            CERTIFICATE OF AUTHORITY

                                       OF

                                  NOVA OIL INC.
                             CHARTER NUMBER 00137368

          THE UNDERSIGNED, AS SECRETARY OF STATE OF THE STATE OF TEXAS, HEREBY CERTIFIES THAT THE ATTACHED APPLICATION OF THE ABOVE ENTITY FOR A CERTIFICATE OF AUTHORITY TO TRANSACT BUSINESS IN THIS STATE HAS BEEN RECEIVED IN THIS OFFICE AND IS FOUND TO CONFORM TO LAW.

          ACCORDINGLY THE UNDERSIGNED, AS SUCH SECRETARY OF STATE, AND BY VIRTUE OF THE AUTHORITY VESTED IN THE SECRETARY BY LANs HEREBY ISSUES THIS CERTIFICATE OFF AUTHORITY TV TRANSACT BUSINESS IN THIS STATE FROM AND AFTER THIS DATES FOR THOSE PURPOSES SET FORTH IN THE APPLICATION, UNDER THE NAME OF NOI PRODUCTION, INC.

DATED MAR. 12, 2001

EFFECTIVE MAR. 12, 2001


/s/ Henry Cuellar, Secretary of State